EXHIBIT 99

Contact:	L-3 Communications Corporation
	Investors/ Media: Corporate Communications	For Immediate Release
212-697-1111

L-3 Announces First Quarter 2008 Results

•	Diluted earnings per share increased 19% to $1.54
•	Net sales increased 6% to $3.5 billion
•	Net cash from operating activities of $93 million
•	Record funded orders of $4.1 billion and record funded backlog of $10.1 billion
•	Increased financial guidance for 2008 net sales and diluted earnings per share

NEW YORK, NY, April 24, 2008 - L-3 Communications (NYSE: LLL) today reported diluted earnings per share (EPS) of $1.54 for the quarter ended March 28, 2008 (2008 first quarter), up 19% compared to $1.29 for the quarter ended March 30, 2007 (2007 first quarter). Net sales increased 6% to $3.5 billion, compared to $3.3 billion in the 2007 first quarter. First quarter 2008 net cash from operating activities was $93 million down from $224 million for the 2007 first quarter, primarily due to the timing of collections of billed receivables.

“Our businesses performed well across all segments in the 2008 first quarter,” said Michael T. Strianese, president and chief executive officer of L-3. “We continued to generate strong gains in sales, operating income and EPS. We had record quarterly funded orders of $4.1 billion and ended the quarter with record funded backlog of $10.1 billion. During the 2008 first quarter, we continued to focus on shareholder value by repurchasing $283 million of our common stock and paying cash dividends of $37 million. Our Board of Directors also increased L-3’s quarterly cash dividend by 20% to $0.30 per share.

We remain focused on acquiring select businesses to enhance L-3’s core businesses. The acquisition of HSA Systems in Australia, a provider of geospatial, marine and electronic systems for maritime and defense customers, adds to L-3’s networked undersea solutions and power and control systems, and on April 21 we acquired the Electro-Optical Systems (EOS) business from Northrop Grumman which adds image-enhancing products and technology capabilities to our EO/IR businesses.”

L-3 Announces Results for the 2008 First Quarter	Page 2

Consolidated Results

	First Quarter Ended
($ in millions, except per share data)	March 28, 2008	March 30, 2007	Increase / (decrease)

Net sales	$3,506	$3,300	$206

Operating income	$368	$326	$42

Interest expense and other, net	$66	$71	$(5)

Effective income tax rate	36.5%	36.6%	(10	) bpts

Net income	$192	$162	$30

Diluted EPS	$1.54	$1.29	$0.25

First Quarter Results of Operations. For the 2008 first quarter, consolidated net sales increased 6% compared to the 2007 first quarter driven by continued strong demand for government services, networked communication systems, base support operations, aircraft modernization and several specialized product areas, including power & control systems, microwave products, precision engagement, aviation and electro-optical/infrared (EO/IR) products. The increase in sales from acquired businesses was $40 million or 1%.

For the 2008 first quarter compared to the 2007 first quarter, consolidated operating income increased 13% and operating income as a percentage of sales (operating margin) increased to 10.5% from 9.9%. As described below under Segment Results, operating margin improved for the Command, Control, Communications, Intelligence, Surveillance and Reconnaissance (C3ISR), Aircraft Modernization and Maintenance and Specialized Products segments and was unchanged for Government Services.

Interest expense and other, net decreased for the 2008 first quarter compared to the same period last year primarily due to increased interest income on higher cash balances.

The effective tax rate for the 2008 first quarter decreased by 10 basis points compared to the same period last year primarily due to a decrease in income taxes on foreign income, partially offset by the expiration of the U.S. Federal research and experimentation tax credit as of Dec. 31, 2007.

Orders. Funded orders for the 2008 first quarter increased 5% to $4.1 billion from $3.9 billion for the 2007 first quarter. Funded backlog increased 6% to $10.1 billion from $9.6 billion at Dec. 31, 2007. Highlights of contract awards for the first quarter of 2008 include:

•	Australian defense contractor Tenix selected L-3 to provide integrated communications systems for the Royal Australian Navy’s two Canberra-Class Landing Helicopter Dock amphibious ships.
•	The Centers for Disease Control and Prevention awarded L-3 a blanket purchase agreement to assist with preparedness efforts for all-hazards, including bio-terrorism and pandemic outbreaks.
•	The United Kingdom’s Ministry of Defence (MoD) selected L-3 to supply an Integrated Broadcast Service, which will provide real-time intelligence capability to the MoD and its operational forces.
•

The U.S. Army extended L-3’s period of performance on the Linguist contract for three months to June 9, 2008. During March, Global Linguist Solutions (GLS) selected L-3 as a subcontractor to supply translation and interpretation services in Iraq under the U.S. Army’s Translation and Interpretation Management Services (TIMS) contract, and L-3 withdrew its previously filed protest with the U.S. General Accounting Office of GLS’ selection for the TIMS contract. During the three-month contract extension, L-3 will transition its linguist services to GLS.

L-3 Announces Results for the 2008 First Quarter	Page 3

•	The U.S. Marine Corps awarded L-3 a contract to supply and implement Tactical Video Capture Systems at military training sites in the U.S. and overseas.
•	The U.S. Army awarded L-3 a follow-on order for AN/PSS-14 advanced mine detection systems.

Cash flow. Net cash from operating activities for the 2008 first quarter was $93 million compared with $224 million for the 2007 first quarter. Free cash flow (1) for the 2008 first quarter was $55 million compared with $196 million for the 2007 first quarter. The decrease in net cash from operating activities for the 2008 first quarter compared to the 2007 first quarter was primarily due to the timing of collections of billed receivables. For the 2008 first quarter, billed receivables increased $151 million, compared to a billed receivables reduction of $20 million for the 2007 first quarter.

The company’s cash and cash equivalents decreased by $244 million to $536 million at March 28, 2008, from $780 million at Dec. 31, 2007. The decrease was principally due to cash used for share repurchases and dividends, partially offset by the company’s 2008 first quarter free cash flow.

Total debt at March 28, 2008 remained at $4.5 billion compared to Dec. 31, 2007. Available borrowings under the company’s revolving credit facilities, after reduction for outstanding letters of credit, were $797 million at March 28, 2008. Shareholders’ equity decreased by $65 million to $5,924 million at March 28, 2008 from $5,989 million at Dec. 31, 2007.

Segment Results

C3ISR

	First Quarter Ended
($ in millions)	March 28, 2008	March 30, 2007	Increase
Net sales	$566.2	$553.8	$12.4
Operating income	63.6	49.7	13.9
Operating margin	11.2%	9.0%	220	bpts

C3ISR net sales for the 2008 first quarter increased by 2% compared to the 2007 first quarter. Higher sales due to continued demand from the Department of Defense (DoD) for networked communication systems and increased sales volume for Secure Terminal Equipment (STE) were largely offset by lower airborne ISR systems sales due to timing of deliveries.

C3ISR operating income for the 2008 first quarter increased by 28% compared to the 2007 first quarter primarily because of higher operating margin. Operating margin increased by 220 basis points of which 140 basis points was primarily due to improved contract performance on airborne ISR systems and networked communication systems, 50 basis points was due to the higher STE sales, and 30 basis points was due to lower development costs for new secure communications products.

Government Services

	First Quarter Ended
($ in millions)	March 28, 2008	March 30, 2007	Increase
Net sales	$1,105.1	$1,028.0	$77.1
Operating income	99.2	92.1	7.1
Operating margin	9.0%	9.0%	—	bpts

Government Services net sales for the 2008 first quarter increased by 8% compared to the 2007 first quarter, driven by volume increases for several services including training, linguists, information technology and other support services, primarily for the U.S. Army and U.S. Special Operations Command. The Linguist contract generated sales of $183 million for the 2008 first quarter. The increase in net sales from acquired businesses was $11.5 million or 1%.

______________

Note:

(1)	See discussion, definition and calculation of free cash flow in the financial tables attached to this press release.

L-3 Announces Results for the 2008 First Quarter	Page 4

Government Services operating income for the 2008 first quarter increased by 8% compared to the 2007 first quarter primarily because of higher sales volume. Operating margin for the 2008 first quarter was unchanged compared to the 2007 first quarter. A 20 basis points improvement in margin primarily due to higher sales volume and improved contract performance was offset by approximately $2.1 million, or 20 basis points for severance and other costs related to continuing business realignment and consolidation activities that began in the fourth quarter of 2007.

Aircraft Modernization and Maintenance (AM&M)

	First Quarter Ended
($ in millions)	March 28, 2008	March 30, 2007	Increase
Net sales	$655.3	$636.9	$18.4
Operating income	64.7	62.2	2.5
Operating margin	9.9%	9.8%	10	bpts

AM&M net sales for the 2008 first quarter increased by 3% compared to the 2007 first quarter, primarily driven by sales for the Joint Cargo Aircraft (JCA) contract and base support services. These increases were partially offset by lower sales for the Canadian Maritime Helicopter program due to completion of certain milestones and lower C-130 aircraft modification sales for international customers due to contracts nearing completion.

AM&M operating income for the 2008 first quarter increased by 4% compared to the 2007 first quarter primarily because of higher sales volume and higher operating margin. Operating margin increased by 10 basis points primarily from performance improvements mostly due to sales price increases.

Specialized Products

	First Quarter Ended
($ in millions)	March 28, 2008	March 30, 2007	Increase
Net sales	$1,179.6	$1,081.0	$98.6
Operating income	140.5	122.1	18.4
Operating margin	11.9%	11.3%	60	bpts

Specialized Products net sales for the 2008 first quarter increased by 9% compared to the 2007 first quarter reflecting higher sales volume primarily for: (1) power & control systems due to higher volume for commercial shipbuilding, (2) microwave products due to deliveries of mobile communications systems for the U.S. military, (3) precision engagement primarily related to new contracts and increased demand for premium fuzing products and higher volume for satellite navigation systems, and (4) aviation and EO/IR products primarily due to deliveries on existing contracts. These increases were partially offset by a decrease for combat vehicle propulsion systems due to timing of deliveries, and for displays due to contracts nearing completion. The increase in net sales from acquired businesses was $28.9 million or 3%.

Specialized Products operating income for the 2008 first quarter increased by 15% compared to the 2007 first quarter primarily because of higher sales volume and higher operating margin. Operating margin for the 2008 first quarter increased by 60 basis points of which 70 basis points was primarily because of improved contract performance and higher sales. Acquired businesses reduced operating margin by 10 basis points.

L-3 Announces Results for the 2008 First Quarter	Page 5

Financial Outlook

Based on information known as of today, including completed business acquisitions, the company revised its consolidated and segment financial guidance for the year ending Dec. 31, 2008, as presented in the tables below. The changes to the 2008 financial guidance are primarily due to (1) the Linguist contract extension and the related GLS subcontract, and (2) the acquisition of the EOS business on April 21, 2008.

	Consolidated 2008 Financial Guidance
	Current	Prior (March 12, 2008)
	($ in billions, except per share data)

Net sales	$14.5 to $14.7	$14.2 to $14.4
Operating margin	10.7%	10.8%
Effective tax rate	36.5%	36.5%
Diluted EPS	$6.56 to $6.70	$6.48 to $6.62

Net cash from operating activities	$1.37	$1.37
Less: Capital expenditures, net of dispositions of property, plant and equipment	0.17	0.17
Free cash flow	$1.20	$1.20

Segment 2008 Financial Guidance
	Current	Prior
($ in billions)
Net Sales:
C3ISR	$2.5 to $2.6	$2.5 to $2.6
Government Services	$4.2 to $4.3	$4.0 to $4.1
AM&M	$2.6 to $2.7	$2.6 to $2.7
Specialized Products	$5.2 to $5.3	$5.1 to $5.2

Operating Margins:
C3ISR	10.5% to 10.8%	10.5% to 10.8%
Government Services	9.6% to 10.0%	9.8% to 10.2%
AM&M	9.5% to 9.8%	9.5% to 9.8%
Specialized Products	11.8% to 12.2%	11.8% to 12.2%

All guidance amounts for the year ending Dec. 31, 2008 are approximate estimates subject to the “Forward-Looking Statements” cautionary language on the following page. The current 2008 guidance includes $320 million of net sales for the Linguist-Iraq contract and the related GLS subcontract. The 2008 guidance also includes approximately $240 million of sales growth from business acquisitions. The net cash from operating activities and free cash flow guidance for the year ending Dec. 31, 2008 are before any possible payment for an adverse jury verdict of up to $76 million, net of taxes.

L-3 Announces Results for the 2008 First Quarter	Page 6

Conference Call

In conjunction with this release, L-3 will host a conference call today, Thursday, April 24, 2008 at 11:00 a.m. EDT that will be simultaneously broadcast live over the Internet. Michael T. Strianese, president and chief executive officer, Ralph G. D’Ambrosio, vice president and chief financial officer, and Karen C. Tripp, vice president of corporate communications, will host the call.

11:00 a.m. EDT
10:00 a.m. CDT
9:00 a.m. MDT
8:00 a.m. PDT

Listeners may access the conference call live over the Internet at the following web address:

http://www.videonewswire.com/event.asp?id=46868

Please allow fifteen minutes prior to the call to visit this site to download and install any necessary audio software. The archived version of the call may be accessed at this site or by dialing (800) 642-1687 (passcode: 39991688), beginning approximately two hours after the call ends, and will be available until the company’s next quarterly earnings release.

Headquartered in New York City, L-3 employs over 64,000 people worldwide and is a prime system contractor in aircraft modernization and maintenance, C3ISR (Command, Control, Communications, Intelligence, Surveillance and Reconnaissance) systems and government services. L-3 is also a leading provider of high technology products, subsystems and systems. The Company reported 2007 sales of $14 billion.

To learn more about L-3, please visit the company’s web site at www.L-3Com.com.

Forward-Looking Statements

Certain of the matters discussed in this press release that are predictive in nature, that depend upon or refer to events or conditions or that include words such as ‘‘expects,’’ ‘‘anticipates,’’ ‘‘intends,’’ ‘‘plans,’’ ‘‘believes,’’ ‘‘estimates,’’ and similar expressions constitute forward-looking statements. Although we believe that these statements are based upon reasonable assumptions, including projections of total sales growth, sales growth from business acquisitions, organic sales growth, consolidated operating margins, total segment operating margins, interest expense, earnings, cash flow, research and development costs, working capital, capital expenditures and other projections, they are subject to several risks and uncertainties that are difficult to predict, and therefore, we can give no assurance that these statements will be achieved. Such statements will also be influenced by factors which include, among other things: our dependence on the defense industry and the business risks peculiar to that industry; our reliance on contracts with a limited number of agencies of, or contractors to, the U.S. Government and the possibility of termination of government contracts by unilateral government action or for failure to perform; the extensive legal and regulatory requirements surrounding our contracts with the U.S. or foreign governments and the results of any investigation of our contracts undertaken by the U.S. or foreign governments; our ability to retain our existing business and related contracts (revenue arrangements); our ability to successfully compete for and win new business and related contracts (revenue arrangements) and to win re-competitions of our existing contracts; our ability to identify and acquire additional businesses in the future with terms that are attractive to L-3 and to integrate acquired business operations; our ability to maintain and improve our consolidated operating margin and total segment operating margin in future periods; our ability to obtain future government contracts (revenue arrangements) on a timely basis; the availability of government funding or cost-cutting initiatives and changes in customer requirements

L-3 Announces Results for the 2008 First Quarter	Page 7

for our products and services; our significant amount of debt and the restrictions contained in our debt agreements; our ability to continue to retain and train our existing employees and to recruit and hire new qualified and skilled employees as well as our ability to retain and hire employees with U.S. Government Security clearances; actual future interest rates, volatility and other assumptions used in the determination of pension benefits and stock options amounts; our collective bargaining agreements, our ability to successfully negotiate contracts with labor unions and our ability to favorably resolve labor disputes should they arise; the business, economic and political conditions in the markets in which we operate; our ability to perform contracts on schedule; events beyond our control such as acts of terrorism; our international operations; our extensive use of fixed-price type contracts as compared to cost-reimbursable type and time-and-material type contracts; the rapid change of technology and high level of competition in the defense industry and the commercial industries in which our businesses participate; our introduction of new products into commercial markets or our investments in civil and commercial products or companies; the outcome of litigation matters and government investigations; costs or difficulties related to the integration of acquired businesses; anticipated cost savings from business acquisitions not fully realized or realized within the expected time frame; Titan’s compliance with its plea agreement and consent to entry of judgment with the U.S. Government relating to the Foreign Corrupt Practices Act, including Titan’s ability to maintain its export licenses; ultimate resolution of contingent matters, claims and investigations relating to acquired businesses, and the impact on the final purchase price allocations; competitive pressure among companies in our industry; and the fair values of our assets, which can be impaired or reduced by other factors, some of which are discussed above.

For a discussion of other risks and uncertainties that could impair our results of operations or financial condition, see ‘‘Part I — Item 1A — Risk Factors’’ and Note 17 to our audited consolidated financial statements, included in our Annual Report on Form 10-K for the year ended Dec. 31, 2007.

Our forward-looking statements are not guarantees of future performance and the actual results or developments may differ materially from the expectations expressed in the forward-looking statements. As for the forward-looking statements that relate to future financial results and other projections, actual results will be different due to the inherent uncertainties of estimates, forecasts and projections and may be better or worse than projected and such differences could be material. Given these uncertainties, you should not place any reliance on these forward-looking statements. These forward-looking statements also represent our estimates and assumptions only as of the date that they were made. We expressly disclaim a duty to provide updates to these forward-looking statements, and the estimates and assumptions associated with them, after the date of this press release to reflect events or changes in circumstances or changes in expectations or the occurrence of anticipated events.

# # #

– Financial Tables Follow –

L-3 COMMUNICATIONS HOLDINGS, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In millions, except per share data)

	First Quarter Ended(a)
	March 28, 2008	March 30, 2007
Consolidated net sales	$3,506.2	$3,299.7

Consolidated cost of sales	3,138.2	2,973.6

Operating income	368.0	326.1

Interest and other income, net	7.7	5.1
Interest expense	70.7	73.0
Minority interests in net income of consolidated subsidiaries	2.8	2.7
Income before income taxes	302.2	255.5
Provision for income taxes	110.2	93.4
Net income	$192.0	$162.1

Earnings per share:
Basic	$1.57	$1.30
Diluted	$1.54	$1.29

Weighted average common shares:
Basic	122.6	124.7
Diluted	124.5	126.0
______________
(a)

It is the Company’s established practice to close its books for the quarters ending March, June and September on the Friday nearest to the end of the calendar quarter. The interim financial statements and tables of financial information included herein are labeled based on that convention. The Company closes its annual books on Dec. 31 regardless of what day it falls on.

L-3 COMMUNICATIONS HOLDINGS, INC.

UNAUDITED SELECT FINANCIAL DATA

(In millions)

	First Quarter Ended
	March 28, 2008	March 30, 2007
Segment Operating Data
Net Sales:
C3ISR	$566.2	$553.8
Government Services	1,105.1	1,028.0
AM&M	655.3	636.9
Specialized Products	1,179.6	1,081.0
Total	$3,506.2	$3,299.7

Operating income:
C3ISR	$63.6	$49.7
Government Services	99.2	92.1
AM&M	64.7	62.2
Specialized Products	140.5	122.1
Total	$368.0	$326.1

Operating margin:
C3ISR	11.2%	9.0%
Government Services	9.0%	9.0%
AM&M	9.9%	9.8%
Specialized Products	11.9%	11.3%
Total	10.5%	9.9%

Depreciation and amortization:
C3ISR	$9.3	$9.4
Government Services	8.6	8.0
AM&M	6.9	6.8
Specialized Products	26.1	25.5
Total	$50.9	$49.7

Funded orders data
C3ISR	$629.0	$569.6
Government Services	1,108.8	1,118.2
AM&M	774.5	698.6
Specialized Products	1,568.3	1,497.3
Total	$4,080.6	$3,883.7

	March 28, 2008	Dec. 31, 2007
Period end data
Funded backlog	$10,145.8	$9,571.4

L-3 COMMUNICATIONS HOLDINGS, INC.

UNAUDITED PRELIMINARY CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)

	March 28, 2008	Dec. 31, 2007
ASSETS

Cash and cash equivalents	$536	$780
Billed contract receivables	1,430	1,279
Unbilled contract receivables, net	1,593	1,485
Inventories	915	863
Deferred income taxes	246	246
Other current assets	138	110
Total current assets	4,858	4,763
Property, plant and equipment, net	754	754
Goodwill	8,168	8,165
Identifiable intangible assets	447	441
Other assets	258	268
Total assets	$14,485	$14,391

LIABILITIES AND SHAREHOLDERS’ EQUITY

Accounts payable, trade	$666	$571
Accrued employment costs	555	633
Accrued expenses	431	369
Advance payments and billings in excess of costs incurred	480	463
Income taxes	77	63
Other current liabilities	470	483
Total current liabilities	2,679	2,582
Pension and postretirement benefits	473	450
Deferred income taxes	280	245
Other liabilities	503	501
Long-term debt	4,537	4,537
Minority interests	89	87
Shareholders’ equity	5,924	5,989
Total liabilities and shareholders’ equity	$14,485	$14,391

L-3 COMMUNICATIONS HOLDINGS, INC.

UNAUDITED PRELIMINARY CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

	First Quarter Ended
	March 28, 2008	March 30, 2007

Operating activities
Net income	$192	$162
Depreciation of property, plant and equipment	37	36
Amortization of intangibles and other assets	14	14
Deferred income tax provision	28	22
Stock-based employee compensation expense	15	11
Contributions to employee saving plans in L-3 Holdings’ common stock	29	32
Other non-cash items	7	7

Changes in operating assets and liabilities, excluding acquired amounts
Billed contract receivables	(149)	21
Unbilled contract receivables, net	(106)	(63)
Inventories	(48)	(32)
Accounts payable, trade	94	59
Accrued employment costs	(96)	(78)
Accrued expenses	58	13
Advance payments and billings in excess of costs incurred	18	(13)
Income taxes	21	55
Excess income tax benefits related to share-based payment arrangements	(4)	(5)
Pension and postretirement benefits	20	21
All other operating activities	(37)	(38)
Net cash from operating activities	93	224

Investing activities
Business acquisitions, net of cash acquired	(17)	(22)
Capital expenditures	(38)	(29)
Disposition of property, plant and equipment	—	1
Other investing activities	3	1
Net cash used in investing activities	(52)	(49)

Financing activities
Common stock repurchased	(283)	(151)
Cash dividends paid on L-3 Holdings’ common stock	(37)	(31)
Proceeds from exercise of stock options	14	25
Proceeds from employee stock purchase plan	17	15
Excess income tax benefits related to share-based payment arrangements	4	5
Other financing activities	(4)	1
Net cash used in financing activities	(289)	(136)

Effect of foreign currency exchange rate changes on cash and cash equivalents	4	—

Net increase (decrease) in cash and cash equivalents	(244)	39
Cash and cash equivalents, beginning of the period	780	348
Cash and cash equivalents, end of the period	$536	$387

L-3 COMMUNICATIONS HOLDINGS, INC.

UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP MEASURES

(In millions)

	First Quarter Ended
	March 28, 2008	March 30, 2007
Net cash from operating activities	$93	$224
Less: Capital expenditures	(38)	(29)
Add: Dispositions of property, plant and equipment	—	1
Free cash flow(b)	$55	$196
______________
(b)

The company discloses free cash flow because the company believes that, subject to the limitations discussed below, it is one indicator of the cash flow generated that is available for investing activities and financing activities. Free cash flow is defined as net cash from operating activities less net capital expenditures (capital expenditures less cash proceeds from dispositions of property, plant and equipment). Free cash flow represents cash generated after paying for interest on borrowings, income taxes, capital expenditures and changes in working capital, but before repaying principal amount of outstanding debt, paying cash dividends on common stock, share repurchases, investing cash to acquire businesses and making other strategic investments. Thus, key assumptions underlying free cash flow are that the company will be able to supplementally finance its existing debt and that the company will be able to supplementally finance any new business acquisitions it makes by raising new debt or equity capital. Because of these assumptions, free cash flow is not a measure that can be relied upon to represent the residual cash flow available for discretionary expenditures.